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Exhibit 12

RATIOS OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the years ended December 31, 2009 and 2008, the Successor period from July 25, 2007 to December 31, 2007, the Predecessor period from January 1, 2007 to July 24, 2007 and the years ended December 31, 2006 and 2005 are as follows:

	Successor			Predecessor
	Year Ended Dec. 31,				Year Ended Dec. 31,
			Jul. 25, 2007 to Dec. 31, 2007	Jan. 1, 2007 to Jul. 24, 1007
(in thousands)	2009	2008			2006	2005
Ratio of Earnings to Fixed Charges	1.03	(a)	(b)	4.92	5.05	5.53

(a)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the year ended December 31, 2008 was $160.2 million. For purposes of calculating our ratio of earnings to fixed charges for the year ended December 31, 2008, fixed charges were $347.2 million.

(b)
For purposes of the ratio calculation, the deficiency in our earnings to achieve a one-to-one ratio of earnings to fixed charges for the Successor period from July 25, 2007 to December 31, 2007 was $148.5 million. For purposes of calculating our ratio of earnings to fixed charges for the period from July 25, 2007 to December 31, 2007, fixed charges were $177.9 million.

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  Exhibit 12
RATIOS OF EARNINGS TO FIXED CHARGES